Exhibit 99.1

FOR IMMEDIATE RELEASE

HC2 Holdings Announces Launch of $300 Million Senior Secured Notes Offering and
Concurrent Convertible Notes Exchange

Net Proceeds to Refinance Existing Senior Secured Notes and Repay Revolving Credit Agreement

New York, January 25, 2021 (GlobeNewswire) - HC2 Holdings, Inc. (“HC2” or the “Company”) (NYSE: HCHC), a diversified holding company, announced today its intention to offer $300 million aggregate principal amount of senior secured notes due 2026 (the “Notes”) in a private offering exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), subject to market and other conditions. The Notes will be senior secured obligations of the Company and will be guaranteed by certain of the Company’s domestic subsidiaries.

Concurrently with the offering of the Notes, the Company intends to enter into exchange agreements with certain holders of its outstanding 7.5% convertible senior notes due June 1, 2022 (the “Existing Convertible Notes”) pursuant to which the Company plans to exchange approximately $37 million of the outstanding aggregate principal amount of the Convertible Notes for new convertible notes (the “New Convertible Notes”) with substantially the same terms, except that the maturity date of such new convertible notes will be August 1, 2026.

The proceeds from the issuance of the Notes are expected to be used, together with the net cash proceeds of the Company’s previously announced sale of its majority-owned subsidiary Beyond6, Inc. and cash on hand, to redeem in full HC2’s existing 11.500% senior secured notes, repay the outstanding indebtedness under its revolving credit agreement and pay related fees and expenses.

The Notes and the New Convertible Notes will not be registered under the Securities Act, any state securities laws or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration. The Notes are expected to be offered and sold only to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act, and the New Convertible Notes are expected to be issued in one or more private exchange transactions pursuant to an exemption from registration under the Securities Act.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About HC2

HC2 (NYSE: HCHC) has a class-leading portfolio of assets primarily in Infrastructure, Life Sciences, Spectrum and Insurance. HC2 is headquartered in New York, New York and through its subsidiaries employs 2,864 people.

Cautionary Statement Regarding Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements regarding the proposed refinancing transactions, including, among others, the use of proceeds from the issuance of the Notes, all of which involve risks, assumptions and uncertainties, many of which are outside of the Company’s control, and are subject to change. All forward-looking statements speak only as of the date made, and unless legally required, HC2 undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact:
Reevemark
Paul Caminiti/Pam Greene/Luc Herbowy
HC2@reevemark.com
(212) 433-4600

Investor Contact:
FNK IR
Matt Chesler, CFA
ir@hc2.com
(212) 235-2691